UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 3, 2021

LEGGETT & PLATT, INCORPORATED
(Exact name of registrant as specified in its charter)

Missouri	001-07845	44-0324630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1 Leggett Road,
Carthage,	MO	64836
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code 417-358-8131
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01 par value	LEG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01 Regulation FD Disclosure.

Elimination of the LIFO Cost Method of Inventory Valuation

We are furnishing this Current Report on Form 8-K to retrospectively adjust previously issued financial statement and segment earnings data to reflect a change from the last-in, first-out (LIFO) to first-in, first-out (FIFO) inventory cost method. Beginning with the first quarter 2021 Form 10-Q, we changed our method for valuing certain inventories (primarily domestic steel-related inventories, largely in the Bedding Products and Furniture, Flooring & Textile Products segments) from LIFO to FIFO. We believe that this change in accounting is preferable as it more closely resembles the physical flow of inventory, is a more consistent method to value inventory across all our businesses, and results in improved comparability with industry peers. After this change, we no longer utilize the LIFO cost method; the majority of our inventories are now valued using the FIFO method, with the remainder valued using the average-cost method.

Prior to 2019, the LIFO inventories represented approximately 50% of our inventories. With the acquisition of Elite Comfort Solutions, Inc. (ECS) in the first quarter of 2019, LIFO inventories decreased to roughly 40%, as ECS does not utilize the LIFO cost method. At December 31, 2020, our LIFO inventories were lower than historical levels and represented about one-third of our inventories. This was due to the sharp increase in demand that began in the second quarter of 2020 and several divestitures and closures of operations using the LIFO cost method in the last three years.

With the change from LIFO to FIFO, we expect to make tax payments of $21 million in aggregate during the years 2021-2023 based on current tax rates. This change will also increase our reported working capital. Our LIFO reserve at December 31, 2020 was $55 million and has averaged approximately $60 million over the last four years. When the LIFO reserve is eliminated, the book value of our inventory will increase. Our days inventory outstanding (DIO) under the LIFO cost method for the year ended December 31, 2020 was 69 days compared to 74 days under the FIFO method.

Attached, for information purposes only, as Exhibit 99.1 are certain retrospectively adjusted historical, unaudited Statement of Operations data, and certain segment earnings data, for each annual and quarterly period from 2015 through 2020. Also included is retrospectively adjusted historical, unaudited balance sheet data for each annual period from 2015 through 2020, and for each quarterly period in 2020. This financial data is being provided to facilitate the comparison of future results with prior financial periods. After the filing of our 2021 first quarter Form 10-Q, we expect to file retrospectively adjusted previously reported, audited financial statements and related notes to reflect the change from the LIFO cost method.

This information, including Exhibit 99.1, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), or otherwise subject to the liabilities of that section. This information shall not be incorporated by reference into any document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.
d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

99.1*
Retrospectively adjusted Statement of Operations and Segment Earnings Data for the annual and quarterly periods from 2015 through 2020, and retrospectively adjusted Balance Sheet data for the annual periods from 2015 through 2020, and quarterly periods in 2020

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)

101.SCH**	Inline XBRL Taxonomy Extension Schema

101.CAL**	Inline XBRL Taxonomy Extension Calculation Linkbase

101.DEF**	Inline XBRL Taxonomy Extension Definition Linkbase

101.LAB**	Inline XBRL Taxonomy Extension Label Linkbase

101.PRE**	Inline XBRL Taxonomy Extension Presentation Linkbase

104	Cover Page Interactive Data File (the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document contained in Exhibit 101)

* Denotes Furnished herewith.
** Denotes Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGGETT & PLATT, INCORPORATED

Date: May 3, 2021	By:	/s/ SCOTT S. DOUGLAS
Scott S. Douglas
Senior Vice President -
General Counsel & Secretary

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